Special Opportunities Fund, Inc., 615 East Michigan Street, Milwaukee, WI 53202
***
Brooklyn Capital Management LLC, Park 80 West, 250 Pehle Avenue, Suite 708, Saddle Brook, NJ 07663
(201) 556-0092 // Fax: (201)556-0097 // pgoldstein@bulldoginvestors.com

             December 20, 2010

Elizabeth M. Murphy
Secretary
Securities and Exchange Commission
100 F Street, NE
Washington, DC  20549-1090

Application for Determination that Brooklyn Capital Management LLC Does Not Control Special Opportunities Fund, Inc.

Dear Ms. Murphy:

Special Opportunities Fund, Inc. (“SPE”), a closed-end management investment company registered under the Investment Company Act of 1940 (the “1940 Act”) and Brooklyn Capital Management LLC (“BCM”), an investment adviser registered with the Securities and Exchange Commission (the “Commission”) under Section 203 of the Investment Advisers Act of 1940, the investment adviser to SPE1 (together, the “Applicants”), hereby apply for a declaratory order stating that BCM does not control SPE.  This application is submitted pursuant to Section 2(a)(9) of the 1940 Act, or alternatively, pursuant to Section 554(e) of the Administrative Procedure Act of 1946 (the “APA”).

I.	Background

SPE is a publicly held Maryland corporation.  In accordance with Section 2-401 of the Maryland General Corporation Law (MGCL)2, the power to manage SPE is vested exclusively in its board of directors which consists of six persons, two of whom are principals of BCM.  None of the other four directors are affiliated with BCM as defined in Section 2(a)(3) of the 1940 Act or interested persons of BCM as defined in Section 2(a)(19) of the 1940 Act.

BCM serves as the investment adviser to SPE pursuant to an Investment Management Agreement dated December 10, 2009 that was approved by SPE’s board of directors, its non-interested directors and its shareholders.  The Investment Management Agreement is subject to termination at any time, without the payment of any penalty, by the board of directors of SPE or by vote of a majority of the outstanding shares of SPE.

1 SPE is BCM’s only client.

2 Section 2-401 of the MGCL is entitled “Functions of Directors” and reads as follows: “(a) Management.- The business and affairs of a corporation shall be managed under the direction of a board of directors. (b) Power of board.- All powers of the corporation may be exercised by or under authority of the board of directors except as conferred on or reserved to the stockholders by law or by the charter or bylaws of the corporation.”

At a December 10, 2009 special meeting of shareholders of SPE, the shareholders voted, among other things, to approve (1) the Investment Management Agreement with BCM (by a vote of 92% of the votes cast), and (2) the replacement of SPE’s former fundamental investment objective with a non-fundamental investment objective of providing total return by investing SPE’s assets, among other things, “without limitation, in the securities of other closed-end investment companies” (by a vote of 91% of the votes cast).

Consistent with the disclosure in the proxy materials for the December 10, 2009 special meeting of shareholders, BCM has invested and intends to continue to invest SPE’s assets in securities of other registered closed-end investment companies that it believes are undervalued.  Section 12(d)(1)(A)(iii) of the 1940 Act generally makes it unlawful for a registered investment company (“RIC”) to purchase or acquire securities issued by another RIC if “immediately after such purchase or acquisition” the aggregate value of such securities and securities issued by other acquired RICs exceeds 10% of the value of the acquiring RIC’s total assets.  The Applicants have relied on their belief that SPE is in compliance with the conditions specified in Section 12(d)(1)(F) of the 1940 Act to except SPE from the 10% limitation of Section 12(d)(1)(A)(iii).3

SPE does not own, has not owned and does not intend to own more than 3% of the shares of any RIC.  However, the individuals controlling BCM also control other entities that serve as the general partners and investment advisers of certain private investment partnerships that are excluded from the definition of an investment company by Section 3(c)(1) of the 1940 Act.  These private investment partnerships own shares in some of the same RICs that SPE owns.  The aggregate amount of shares of certain closed-end RICs owned by SPE and the private investment partnerships exceed 3% of the total outstanding stock of these RICs.  If these private investment partnerships are deemed to be under common control with, and thus affiliated persons of, SPE, then the Applicants’ reliance on Section 12(d)(1)(F) might be challenged.

On or about September 17, 2010, the staff of the Division of Investment Management (DIM) informed SPE’s counsel that DIM had concerns that SPE and the private partnerships might be deemed to be under common control, in which case SPE might not be in compliance with Section 12(d)(1)(F).  Prior to that time, the Applicants believed in good faith that BCM did not control SPE and thus, that there was no possibility of common control among SPE and the private investment partnerships managed by the individuals controlling BCM.  Subsequently, the Applicants examined the facts and circumstances, researched the applicable legal issues, and discussed the matter with SPE’s counsel, BCM’s counsel, SPE’s board of directors (including the independent directors) and members of DIM staff.  Based upon their research and discussions, the Applicants continue to believe that BCM does not control SPE.  In order to remove any uncertainty, the Applicants are seeking a declaratory determination that BCM does not control SPE.4

3 Section 12(d)(1)(F) states in relevant part, “The provisions of [Section 12(d)(1)] shall not apply to securities purchased or otherwise acquired by a registered investment company if immediately after such purchase or acquisition not more than 3 per centum of the total outstanding stock of such issuer is owned by such registered investment company and all affiliated persons of such registered investment company.”  The only such provision of Section 12(d)(1) that is currently applicable to this application is Section 12(d)(1)(A)(iii) which, absent an exemptive order, prohibits a RIC from acquiring securities issued by other RICs having an aggregate value in excess of 10% of the value of the total assets of such RIC.  Pursuant to Section 2(a)(3) of the 1940 Act, an “affiliated person” of another person includes “any person directly or indirectly . . . under common control with, such other person….”

4 Despite the Applicants’ belief that BCM does not control SPE, in order to demonstrate their willingness to act in good faith until this controversy is resolved, the board of SPE has directed BCM to take the reasonable actions necessary and appropriate to bring SPE into compliance under Section 12 (d)(1)(F) (as the staff of DIM deems compliance under such section), subject to not selling any securities at prices that BCM deems to be harmful to SPE and its shareholders.  Such action by the board was communicated by counsel to SPE to the staff of DIM on Friday, December 10, 2010.

II.            Legal Standard

Section 2(a)(9) of the 1940 Act defines the term “control” as follows:

“Control” means the power to exercise a controlling influence over the management or policies of a company, unless such power is solely the result of an official position with such company.

Any person who owns beneficially, either directly or through one or more controlled companies, more than 25 per centum of the voting securities of a company shall be presumed to control such company.  Any person who does not so own more than 25 per centum of the voting securities of any company shall be presumed not to control such company.  A natural person shall be presumed not to be a controlled person within the meaning of this title.  Any such presumption may be rebutted by evidence, but except as hereinafter provided, shall continue until a determination to the contrary made by the Commission by order either on its own motion or on application by an interested person.  If an application filed hereunder is not granted or denied by the Commission within sixty days after filing thereof, the determination sought by the application shall be deemed to have been temporarily granted pending final determination of the Commission thereon.  The Commission, upon its own motion or upon application, may by order revoke or modify any order issued under this paragraph whenever it shall find that the determination embraced in such original order is no longer consistent with the facts.

III.           Appropriateness of Declaratory Relief

Declaratory relief is sought under Section 2(a)(9) of the 1940 Act.  Section 2(a)(9) contemplates applications by interested persons for a determination of control or non-control of a company.  The Applicants are interested persons with respect to a determination of whether BCM controls SPE and are therefore entitled to seek such a determination.  The staff of DIM has expressed the view that an application submitted pursuant to Section 2(a)(9) must seek to rebut one of the presumptions stated therein.5  The Applicants disagree with that interpretation.  In any event, since the Applicants seek to rebut an extra-statutory presumption that the Commission itself created in the Steadman opinion, as discussed below, i.e., that “the investment adviser almost always controls the fund,” it would be inequitable for the Commission to deny the Applicants an opportunity to pursue this application for determining BCM’s “control” status with respect to SPE on the grounds that the presumption they seek to rebut is not contained in Section 2(a)(9) of the 1940 Act.6  In addition, regardless of whether or not the Applicants are technically entitled to submit this application under Section 2(a)(9), the Commission may determine BCM’s “control” status with respect to SPE on its own motion.

5 Section 2(a)(9) establishes a rebuttable presumption that any person who does not own more than 25% of the voting securities of a company is presumed not to control it.  BCM does not own any shares of SPE but the staff of DIM has stated that the presumption of non-control for a person who does not own more than 25% of the voting securities of a company is only available if he does not actually control the company.  Such a qualification of the statutory presumption would effectively do away with it.

6 The Applicants’ attempts to discuss with the staff of DIM its belief that BCM does not control SPE have been summarily rejected.  In addition, the staff has indicated that it disagrees with the Applicants’ conclusion and will not reconsider its position or entertain a request for no-action relief so long as the staff deems SPE to be out of compliance with Section 12(d)(1).  The staff has further suggested that it may refer this matter to the Enforcement Division unless prompt action is taken to bring SPE into what DIM deems to be compliance with Section 12(d)(1).

Alternatively, if the Commission determines that this application is not authorized by Section 2(a)(9), it should be deemed to be submitted pursuant to Section 554(e) of the APA which states:  “The agency, with like effect as in the case of other orders, and in its sound discretion, may issue a declaratory order to terminate a controversy or remove uncertainty.”7   In addition, if the Commission deems Section 554(e) to be the appropriate statutory authorization for this application, the Applicants request, for equitable reasons, that the Commission apply the same temporary approval standard that it would apply to an application made pursuant to Section 2(a)(9) of the 1940 Act, namely:  “If an application filed hereunder is not granted or denied by the Commission within sixty days after filing thereof, the determination sought by the application shall be deemed to have been temporarily granted pending final determination of the Commission thereon.”

IV.           Legal Analysis --Section 2(a)(9) of the 1940 Act

BCM does not own any shares of SPE.  Thus, in order for BCM to be deemed to control SPE under Section 2(a)(9):

1.	BCM must have the power to exercise a controlling influence over SPE’s management or policies; and

2.	Such power must not be solely the result of BCM holding an official position with SPE.

7 According to the 1947 Attorney General's Manual on the Administrative Procedure Act,  “The purpose of section [554(e) of the APA], like that of the Declaratory Judgment Act (28 U.S.C. 400), is to develop predictability in the law by authorizing binding determinations which dispose of legal controversies without the necessity of any party’s acting at his peril upon his own view.”  The Applicants clearly would be acting at their own peril without a determination by the Commission that BCM does not control SPE because if BCM continues to invest SPE’s assets based upon the Applicants’ belief that BCM does not control SPE, they risk being subjected to a possible enforcement action and sanctions.

A.           BCM Has No Controlling Influence Over SPE’s Management or Policies.

Section 2(a)(9) is completely consistent with the conventional hierarchical model of corporate control in which all managerial and policymaking power is legally vested in the board, not in any agent or agents.   In order to find that a person (other than the board) has some latent control over a corporation, that person generally must have the ability to remove a director.8  Section 2(a)(9) presumes that a person owning more than 25% of the voting securities of a company has  sufficient voting power to remove a director of whom he disapproves.  Conversely, Section 2(a)(9) presumes that a person that does not own 25% or more of the voting securities of a company has insufficient voting power to remove a director.  Finally, Section 2(a)(9) categorically excludes from the definition of “control” any power held by a person solely as a result of the delegated authority that comes with his holding an “official position.”

Because all power in a hierarchical corporation is ultimately vested in its board of directors it follows that no one, including the investment adviser to an investment company, may legally exercise any power that is not delegated by the board.  Thus, no person can have (or share) “control” over SPE’s management or policies for purposes of Section 2(a)(9), unless that person has the power to exercise a “controlling influence” over SPE’s board of directors, i.e., the power to remove a director for an action that he perceives to be contrary to his interest.9  BCM has no power to remove any of SPE’s directors who are not affiliated or interested persons of BCM.

Despite Section 2(a)(9)’s consistency with the conventional hierarchical model of corporate control, the Commission reached a wholly inconsistent and unsustainable conclusion in In the Matter of Steadman Security Corp.10 with respect to an investment adviser to an investment company.  In Steadman, the Commission concluded that “the investment adviser almost always controls the fund.”  Its reasoning: “Ameri-Fund was simply a portfolio of securities.  To control that portfolio (and [Ameri-Fund’s investment adviser] had sole investment discretion with respect to it) was to control Ameri-Fund.”  In a footnote, it elaborated:

Respondents’ contentions to the contrary rest in large measure on the patently predominant position of the European banks that owned all of Ameri-Fund’s stock.  That they had ultimate control is plain.  When dissatisfied with Steadman, they ousted him.  But that did not happen until after the close of the relevant period.  During that period Steadman was running Ameri-Fund.  So he had the power to exercise a controlling influence over the management or policies that Section 2(a)(9) equates with “control.”

8 A person with the ability to otherwise “punish” a director could also be deemed to control that director and hence the company.  For example, if a director feared exposure of his or her use of illegal drugs, a person with knowledge of such use might be deemed to have a controlling influence over that director because such a director may be constrained from freely exercising his or her power as contemplated by corporate law.

9 The Applicants do not dispute that Section 2(a)(9) allows for the possibility that a person other than the board may have the power to exercise a controlling influence over the management or policies of a company.  However, nothing in Section 2(a)(9) or in any case law suggests that such influence, whether as a result of owning a large voting position or otherwise, could be exercised in any manner other than by influencing the board itself.

10 Exchange Act Release No. 13695; Investment Company Act Release No. 9830; Investment Advisers Act Release No. 593, 1977 SEC LEXIS 1388, *56 (June 29, 1977), rev’d in part on other grounds sub nom. Steadman v. SEC, 603 F.2d 1126 (5th Cir. 1979),aff’d450 U.S. 91, 101 S.Ct. 999, 67 L.Ed.2d 69 (1981).

* * *

The adviser’s controlling influence over his advisee does not stem from stock ownership.  It stems from the fact that [the adviser] manages the fund’s affairs and that [the adviser’s] is normally the only audible voice in day-to-day management.

In reaching this conclusion, the Commission cited no case law.  There also is a noticeable absence in Steadman of any reference to Congress’ intent in crafting Section 2(a)(9),11 and Steadman’s conclusion is impossible to reconcile with the black letter principle of corporate law that a board of directors is legally vested with sole control of the corporation.12  In addition, the Steadman conclusion is inconsistent with other provisions of the 1940 Act.13  Finally, the  statement that “the investment adviser almost always controls the fund” is circular and conclusory because it arbitrarily classifies the provision of investment advice as “controlling influence.”  As a result, it has been questioned by a number of respected 1940 Act practitioners.  For example, Robert H. Rosenblum, on page 201 of Investment Company Act Determination under the 1940 Act - Exemptions and Exceptions (American Bar Association, 2003) states: “The Commission’s position that registered investment companies and other pooled investment vehicles advised by the same adviser generally are under common control, and thus are affiliated persons, is not entirely supported by the language of either Sections 2(a)(3) or 2(a)(9).”14

11 Elsewhere in Steadman, the Commission did look to Congressional intent for guidance in rejecting an argument raised by the Investment Company Institute that Section 17(d) requires a joint venture between the investment company and the affiliate to be in pursuit of profit.  The Commission noted: “Had Congress intended to limit the reach of Section 17(d) to that concept, it would have said so.”  Yet, the Commission failed to draw the same inference from similar omissions by Congress that were contrary the Commission’s findings, i.e., that had Congress intended (i) to limit the “official position” exemption to officers and directors or (ii) to include a rebuttable presumption that the adviser controls the fund, it would have said so.

12 In the initial Steadman decision, an administrative law judge cited two cases, Detroit Edison v. S.E.C., 119 F.2d 730 (6 Cir. 1941) and SEC v. Franklin Atlas Corp., 154 F. Supp. 395 (S.D.N.Y.1957), as support for his finding that more than one person can have the power to exercise a “controlling influence” over a company.  However, in neither case was a person found to have a “controlling influence” absent the latent power to remove or otherwise “punish” the board of directors.

13 In particular, Section 2(a)(3)(C) of the 1940 Act defines an “affiliated person” of another person to include “any person directly or indirectly controlling, controlled by, or under common control with, such other person….”  If Steadman is correct that an investment adviser almost always controls the fund, then Section 2(a)(3(C) would provide sufficient basis for concluding that investment advisers are affiliates of the investment companies they manage.  However, Section 2(a)(3)(E) reads, “if such other person is an investment company, any investment adviser thereof….”  Thus, if Steadman is correct, subsection (E) is superfluous.  This contradicts the maxim that statutes should be interpreted so as “not to render one part inoperative.”  Colautti v. Franklin, 439 U.S. 379, 392 (1979).

14 See alsoTransactions of Investment Companies with Portfolio and Subadvisory Affiliates, Release No. IC-25557, File No. S7-13-02, comment letter dated July 19, 2002 from Stephen A. Keen, General Counsel, Federated Investors, Inc., (available at http://www.sec.gov/rules/proposed/s71302/sakeen1.txt); letter dated March 30, 2001 from Alan Rosenblat of Dechert LLP on behalf of Longleaf Partners Funds requesting no action assurance (available at http://www.sec.gov/pdf/noaction/im/longleaf040901.pdf).  Mr. Rosenblat formerly served as Chief Counsel of the Division of Investment Management Regulation.

Most notable for current purposes, the Commission in Steadman dismissed the significance of the most salient fact in the case, i.e., that the Ameri-Fund board of directors ousted the adviser when it became dissatisfied with its performance.  If a fund’s board can fire its investment adviser at will, that is compelling evidence that whatever influence the investment adviser has over the fund is delegated by the board and may only be exercised as long as the board allows it.  In other words, any influence possessed by such an investment adviser is not “controlling” and therefore that adviser does not control the fund.15

In addition, significant weight should be given to the fact that since Steadman, the Commission has placed much greater emphasis on the role of independent directors of investment companies to oversee the investment adviser.  As a result of certain amendments adopted by the Commission in 2002 and 2004 affecting commonly-used exemptive rules,16 the percentage of independent directors of most RICs today exceeds the minimum of 40% required by the 1940 Act.  There is virtually no discussion by the Commission in Steadman about the responsibility of a fund’s board to oversee the adviser’s activities and to question its actions.  It would be unthinkable for the Commission to discuss wrongdoing by a fund’s investment adviser today without emphasizing the board’s oversight role.

Four of SPE’s six directors are not affiliated or interested persons of BCM.17  That is a critical distinction that was not present in Steadman.  Another distinction is that SPE has a Chief Compliance Officer (“CCO”) who is independent of BCM.18  These distinctions support the Applicants’ contention that the board should be deemed to have sole control over SPE within the meaning of Section 2(a)(9) of the 1940 Act.

Steadman missed its mark in another respect as well, by failing to distinguish between day-to-day investment decisions and a fund’s “management or policies” for purposes of Section 2(a)(9).  The Commission’s finding in Steadman that an investment adviser’s day-to-day managerial authority amounts to control of the investment company was a radical and unexplained departure from the position it took in the 1939 SEC Report on the Study of Investment Trusts and Investment Companies19 in which it stated: “[T]he word ‘control’ does not mean day-to-day management….”

15 The Applicants do not dispute that in certain cases an investment adviser could have a controlling influence over the fund, making it difficult for the board to fire the investment adviser, but such is not the case here.  For example, if an adviser has a contract with a fund that requires a significant payment upon termination, that fact might support the conclusion that that adviser has a “controlling influence” over the board and in turn, the fund.  BCM’s contract with SPE has no such termination provision.

16 For example, Rules 12b-1, 10f-3, 17a-7, and 18f-3 were amended to strengthen the independence of fund directors.

17 In addition, SPE’s board has a Nominating and Corporate Governance Committee consisting of directors who are not affiliated or interested persons of BCM.  That Committee has responsibility for, among other things, identifying and selecting qualified individuals to serve as independent board members.

18 Unlike many fund complexes, SPE’s CCO is not an employee of, affiliated with or interested in SPE’s investment adviser.  BCM has its own CCO.

19 H.R. Doc. No. 246, 77th Cong. 2 (1941)

The Applicants do not dispute that BCM is responsible for the day-to-day investment decision-making for SPE.  However, BCM cannot simply act on a whim.  Not only is BCM’s authority limited by its contractual and fiduciary duties to SPE, but it may only be exercised in accordance with SPE’s investment policies and strategies as approved by shareholders.  Thus, BCM’s decision-making authority must be distinguished from control over SPE’s “management or policies” for purposes of Section 2(a)(9).20  Such distinction between overall fund management and policies and day-to-day investment decision-making is consistent with the express language of Section 2(a)(9) that presumes that a 25% holder of a fund’s voting securities can control whether important policies will be approved and excludes from the definition of “control” any power that is solely the result of a person’s “official position.”

B.           BCM’s Influence is Solely The Result of Its Official Position With SPE.

Even if the Commission does not agree that BCM does not have a controlling influence over SPE’s management or policies, BCM nonetheless should be deemed not to have “control” over SPE for purposes of Section 2(a)(9) because BCM’s power is solely the result of its official position with SPE.  Section 2(a)(9) expressly states that a person who has the power to exercise a controlling influence over the management or policies of a company solely as the result of holding an “official position” with that company does not control it.  In Steadman, the Commission made an arbitrary and unsupported finding that an investment adviser does not hold an “official position” with an investment company, stating:

That exclusion applies to officers and directors because officerships and directorships are official positions.  An investment adviser, on the other hand, holds no “official position” by virtue of his advisership.  He is an independent contractor.

The Steadman opinion gave no explanation, background or authority for why the “official position” exclusion should be limited to officers and directors.  If Congress had intended the term “official position” to mean “officers and directors” it could have easily used that phrase.21  That it did not do so suggests that the “official position” exclusion was intended to encompass more than officers or directors.22

20 In fact, the 1940 Act itself distinguishes between various strategic issues and policies that are of such import to an investment company that they must receive the approval of the board of directors and/or shareholders, versus day-to-day decision-making that can be delegated to an investment adviser.  For example, the 1940 Act requires board and/or shareholder approval in order to, among other things: approve an investment advisory agreement, amend or adopt a fund’s fundamental investment policies, elect members of the board of directors, determine to move from a closed-end to an open-end structure, and vice versa.  In contrast, day-to-day decisions with respect to a fund’s portfolio do not require shareholder or board approval.

21 There is no reason that Congress would have intended a director to be excluded from the definition of “control.”

22In Steadman, the Commission selectively looked to Congressional intent for guidance.  See FN 11.

The Steadman opinion also gave no explanation, background or authority for its finding that an independent contractor could not hold an “official position.”  For example, nothing bars an officer of a RIC from being an independent contractor rather than an employee, yet the Commission’s conclusion in Steadman appears to arbitrarily limit the protections of the Section 2(a)(9) “official position” exclusion to employees.23  For example, in many RICs, including SPE, legal advice and accounting services are provided by an independent contractor.  In addition, SPE’s CCO is an independent contractor.  Each of these duties is performed by a person holding an “official position.”  There is no reason to think that Congress would have considered the employment status of an agent for a RIC to be dispositive in determining whether he or she controls it.24  To contend otherwise is to elevate form over substance.

V.           Conclusion

There is no doubt that the investment adviser in Steadman was guilty of gross breach of fiduciary duty.  No one can seriously argue that such egregious misconduct does not merit severe sanctions.  However, the Commission apparently overreacted by unnecessarily creating out of whole cloth an extra-statutory presumption of control for “almost” every investment adviser of every investment company.  As a result, loyal and honest investment advisers and investment companies with impeccable standards of governance have been paying for the sins of a faithless investment adviser for more than thirty years.

It is time for the Commission to re-examine Steadman.  Its ruling on control (i) is devoid of any analysis of Congressional intent, (ii) cites no case law, and (iii) fails to distinguish between delegated day-to-day managerial power and controlling power.  For the reasons stated herein, Steadman’s conclusion that “the investment adviser almost always controls the fund” is flawed and should be reconsidered.  Specifically, the Applicants request that, based upon the definition of “control” in Section 2(a)(9) of the 1940 Act and the facts set forth herein, the Commission issue a declaratory order stating that BCM does not control SPE.

23 In Steadman, the Commission asserted that the investment adviser is a mere “independent contractor” who holds no “official position” with the fund.  At the same time, the Commission insisted that the “so-called ‘adviser’ is no mere consultant” but “is the fund’s manager.”  Twisting the meaning of “investment adviser” back and forth to support whatever outcome is sought has unintended consequences.  In this case, investors might wonder how the 1940 Act could possibly allow an investment adviser who does not hold an “official position” with a fund to invest the fund’s assets (and be paid by the fund for doing so).  If any position with a fund is “official,” one would think it would be the fund’s investment adviser.

24 During a conference call on November 4, 2010 among members of BCM, counsel for BCM, counsel for SPE, and members of DIM staff, counsel for SPE asked the DIM staff whether employees with responsibility for making investment decisions on behalf of an internally-managed investment company would be eligible for the “official position” exclusion in Section 2(a)(9).  The staff members conceded that in light of Steadman that appears to be the case, but when asked why an employee with the same responsibilities as an investment adviser should be entitled to the “official position” exclusion, no response was provided.  In addition, when asked, no staff member could explain why Congress included the “official position” exemption in Section 2(a)(9).  Without knowing the purpose of the “official position” exemption, a finding as to who is eligible to claim it cannot be anything but arbitrary.

Very truly yours,

Phillip Goldstein,
Chairman of the Board
Special Opportunities Fund, Inc. and
Managing Member
Brooklyn Capital Management LLC

Cc:	Mary L. Schapiro, Chairman Kathleen L. Casey, Commissioner Elisse B. Walter, Commissioner Luis A. Aguilar, Commissioner Troy A. Paredes, Commissioner